Exhibit 10.2

FIRST AMENDMENT AGREEMENT
TO
U.S. PB AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of May 4, 2016 to the U.S. PB Agreement dated as of December 11, 2013 (the “Agreement”) between BNP Paribas Prime Brokerage, Inc., on behalf of itself and as agent for the BNPP Entities (“BNPP PB, Inc.”) and Berwyn Funding LLC (“Customer”).

WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to Exhibit C to the Agreement.

The Agreement is hereby amended by adding a new Exhibit C (‘Prime Brokerage Terms’) in the form attached hereto as Exhibit I.

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, in each case, however, except for any representation that refers to a specific date, as to which each party represents to the other party that such representation is true and accurate as of such specific date and is deemed to be given or repeated by each party, as the case may be, as of such specific date.

3.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)	Entire Agreement. The Agreement as amended and supplemented by this Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto. Except as expressly set forth herein, the terms and conditions of the Agreement remain in full force and effect.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(Signature page follows)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.	BERWYN FUNDING LLC

/s/ Jeffrey Lowe	/s/ Gerald F. Stahlecker
Name: Jeffrey Lowe	Name: Gerald F. Stahlecker
Title: Managing Director	Title: Executive Vice President

/s/ JP Muir
Name: JP Muir
Title: Managing Director

Exhibit I

See attached.

Exhibit C to U.S. PB Agreement – Prime Brokerage Terms

The Prime Brokerage Terms (the “PB Terms”) are entered into between Customer and BNP Paribas Prime Brokerage, Inc. (“BNPP PB”), on behalf of itself and as agent for the BNPP Entities. The PB Terms are incorporated as an exhibit to the U.S. PB Agreement (the “Agreement”) and set forth certain additional terms and conditions on which BNPP PB will open and maintain Accounts (as defined in the Account Agreement) for margin, execution, settlement and other products or services for prime brokerage pursuant to the Account Agreement between BNPP PB and Customer (the “Account Agreement”). In the event of any inconsistency between any term of the PB Terms and the Account Agreement, the PB Terms shall control. All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. For the avoidance of doubt, “Applicable Law” shall include the SEC Letter.

1.	Prime Brokerage - Customer may maintain brokerage accounts with brokers other than BNPP PB (“Executing Brokers”) and may from time to time place orders with an Executing Broker, but designate BNPP PB as its “Prime Broker.”

(a)	Prime Brokerage Agreements with Executing Brokers. In connection therewith, Customer hereby requests that BNPP PB act as its Prime Broker and authorizes BNPP PB (x) to execute an agreement with each Executing Broker with whom Customer engages in prime brokerage transactions (a “Prime Brokerage Agreement”), (y) to provide and obtain any relevant information relating to Customer in order for BNPP PB to establish a prime brokerage relationship on Customer’s behalf with the Executing Brokers, and (z) to perform any necessary or useful act as Prime Broker in accordance with the Account Agreement, the PB Terms or Applicable Law. Customer understands that no order may be legally accepted by BNPP PB as Prime Broker from an Executing Broker with whom BNPP PB has not entered into a Prime Brokerage Agreement.

(b)	Settlement. Customer or its authorized representative will advise BNPP PB prior to the close of business (New York time) on trade date of the details of all transactions (the “Trade Data”) effected for it by an Executing Broker. BNPP PB is authorized to acknowledge, affirm, settle and clear all such transactions. BNPP PB is further authorized to undertake to resolve any unmatched trade report received by it from an Executing Broker; however, Customer shall remain responsible for the ultimate resolution and BNPP PB shall have no responsibility with respect to Trade Data not correctly transmitted to it on a timely basis by any person or entity. If Customer has instructed Executing Brokers to send trade confirmations to Customer in care of BNPP PB, Customer understands that such confirmations are available to Customer without charge upon request. BNPP PB may provide the Executing Brokers with any relevant information necessary in order for the Executing Brokers to settle such trades.

(c)	Minimum Net Equity. If Customer fails to maintain in its Accounts cash and securities with a ready market in an amount equal to or exceeding the minimum net equity required for prime brokerage customers under the SEC Letter for Customer (the “Minimum Net Equity”), and Customer does not bring its Accounts into compliance in accordance with Applicable Law, BNPP PB shall notify all Executing Brokers of this event and may be required by the SEC Letter to DK any transaction effected for Customer by an Executing Broker without notice to Customer, in which case all transactions of Customer for that day will be DK’d. BNPP PB will send a cancellation notification to Customer to offset the prior notification sent pursuant to Section 1(b) and Customer must settle outstanding trades directly with the Executing Brokers. “SEC Letter” means the Securities and Exchange Commission No-Action letter, dated January 25, 1994, relating to prime brokerage, as amended, supplemented, modified or replaced from time to time.

(d)	Settlement in Bulk. BNPP PB may commingle its prime brokerage transactions with those of other accounts managed by the investment manager of Customer (“sub-accounts”) for settlement in bulk in accordance with the investment manager’s instructions. If the net equity of any sub-account is below the Minimum Net Equity, BNPP PB may be required to DK the entire transaction, in which case, prior to the DK deadline established by the SEC Letter, the investment manager may (i) resubmit the bulk trade so as to exclude those securities which were originally allocated to the sub-account failing to meet the Minimum Net Equity requirement or (ii) if permissible, re-allocate the entire prime brokerage transaction to those sub-accounts meeting the Minimum Net Equity requirement.

2.	Termination of PB Terms - BNPP PB may terminate the PB Terms at any time for any reason by giving notice of termination to Customer. In the event of such termination, BNPP PB continues to have its rights under the SEC Letter to cease the clearance and settlement of any transactions for Customer executed but not settled prior to such notice of termination. The PB Terms shall terminate immediately upon the termination of the Account Agreement.